[EXHIBIT (a)(5)]
FORM OF CONFIRMATION TO EMPLOYEES
OF RECEIPT OF NOTICE OF WITHDRAWAL
[To be sent to all participants by the IXIA STOCK PLAN ADMINISTRATOR via e-mail promptly after receipt of the Notice of Withdrawal]
This message confirms that Ixia has received your Notice of Withdrawal regarding the option exchange program by which you rejected Ixia’s offer to exchange some or all of your eligible outstanding unexercised old options for new options.
If you change your mind and decide you would like to participate with respect to the options you indicated in the Notice of Withdrawal would not be included in the option exchange program, you must:
(1) COMPLETE THE FORM OF ELECTION TO PARTICIPATE, (2) SIGN IT AT THE BOTTOM, and (3) DELIVER IT TO THE IXIA STOCK PLAN ADMINISTRATOR in person, via interoffice mail, by fax to (818) 444-3100, by e-mail (via PDF or similar imaged document file) to kflesher@ixiacom.com or by mail to Ixia, 26601 West Agoura Road, Calabasas, California 91302, Attn: Karolyn Flesher, Ixia Stock Plan Administrator, as soon as possible, but in any event, before 9:00 p.m., Pacific Time, on August 5, 2008.
If you have any questions about this message, please contact Karolyn Flesher, Ixia Stock Plan Administrator, by e-mail at kflesher@ixiacom.com.